EXHIBIT 10.2

CELANESE CORPORATION

2008 PERFORMANCE UNIT AWARD AGREEMENT
DATED DECEMBER 11, 2008

DAVID N. WEIDMAN

You have been awarded Performance Units with the restrictions, terms and conditions described in this agreement:

Performance Unit Target Award

200,000 Units

This grant is made pursuant to the Performance Unit Award Agreement dated as of December 11, 2008 between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION

2008 PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Award Agreement (hereinafter called the “Agreement”) is made and entered into effective as of December 11, 2008 (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (“Celanese” or the “Company”) and David N. Weidman (the “Participant”), when fully executed thereby in accordance with this Agreement.  Capitalized terms shall have the same meaning ascribed to them in this Agreement.

1. Performance Unit Award:  In order to encourage Participant’s contribution to the successful performance of the Company, Celanese hereby grants to Participant as of the Grant Date, pursuant to the terms of this Agreement, performance-vesting units (the “Performance Units” or “Award”) representing the right to receive, at Target performance levels, the cash value of 200,000 shares of the Company’s Series A Common Stock (“Common Stock”).  The number of units that may vest and become payable as cash under this Award is set forth in Appendix A.  Participant hereby acknowledges and accepts such Award upon such terms and subject to such performance requirements and other conditions, restrictions and limitations contained in this Agreement.

2. Performance-Based Vesting:  The number of Performance Units that may vest and be payable as cash based on Company performance shall be determined using the methodology set forth in Appendix A and Appendix B, and shall be subject to the following provisions.

(a) Service Period: The Service Period shall be the period commencing on December 11, 2008 and ending on October 14, 2011.

(b) Performance Measures:  Performance vesting shall be based on achievement against pre-determined targets for i) Operating EBITDA and ii) Relative Total Shareholder Return (“Relative TSR”).  These measures are described in, and will be determined in accordance with, Appendix A.

(c) Performance Targets:  Threshold, Target and Stretch performance levels for each performance measure for the performance period are described in Appendix A.

(d) Performance Vesting:  The aggregate number of performance units that may actually vest shall be determined by reference to the target number of Performance Units granted pursuant to the Award as adjusted for the Company’s level of performance with respect to each performance measure as set forth in Appendix A.

(e) Vesting Date:  The date upon which any performance units that may vest pursuant to this Award shall be October 14, 2011 (the “Vesting Date”) so long as the New York Stock Exchange shall be open for trading on such date (or on the preceding trading day if there shall have been no trading on the Vesting Date).

3. Effects of Certain Events:

(a) Upon the death of the Participant or the termination of the Participant’s employment with the Company by reason of Total Disability, an amount equal to (i) the Target number of Performance Units granted hereby multiplied by (ii) a fraction, the numerator of which is the number of complete calendar months between the Grant Date and the date of  death or such termination, and the denominator of which is thirty-four, such product to be rounded up to the nearest whole number (the “Prorated Amount”), shall immediately vest and be payable in cash to the Participant within thirty (30) days after the Participant’s death or Date of Termination (provided that if the payment is by reason of termination due to Total Disability and the Participant is a Specified Employee on the Date of Termination, payment shall not be made until six (6) months and one day after the Participant’s Date of Termination).

(b) Upon the termination of Participant’s employment with the Company without Cause, an amount equal to the Prorated Amount shall vest and be payable in cash and be deliverable to the Participant on the date set forth in Section 5, subject to adjustment for the achievement of the performance goals outlined herein and as applied to all other Participants.

(c) Upon the termination of Participant’s employment with the Company for any other reason, the Award shall be forfeited and cancelled without consideration.

4. Conversion of Performance Units:  In its sole discretion, the Compensation Committee of the Company’s Board of Directors (the “Committee”) may at any time convert all or any portion of this Award into an award of Performance-vesting Restricted Stock Units (“Performance RSUs”).

(a) If the Committee determines to convert all or any portion of this Award, any unvested portion of such Award shall be immediately cancelled and converted into the right to receive an award of an equivalent number of Performance RSUs, the performance measures, terms and conditions of which shall be determined by the Committee in its sole discretion.

(b) If the Committee determines to convert all or any portion of this Award, the provisions of this Agreement shall no longer apply to the Award (or such portion that is converted).  The new award of Performance RSUs shall be governed by a separate Performance RSU award agreement to be entered into by the Participant and the Company at the time of conversion.

(c) The Committee shall provide the Participant with prompt written notice of any conversion of such Participant’s Award into an award of Performance RSUs.

5. Settlement of Performance Units:  Subject to Sections 3(a) and 7 of this Agreement, each vested Performance Unit shall be settled by a cash payment to the Participant within fourteen (14) days after the Vesting Date in an amount equal to the Fair Market Value of one share of Common Stock on the Vesting Date,

6. Rights as a Stockholder:  The Participant shall have no rights as a stockholder with respect to the Award.

7. Change in Control; Dissolution:

(a)  Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any Performance Units granted pursuant to this Agreement that have not previously been forfeited or converted:

(i)           If the unvested Award is assumed by the Participant’s new employer in connection with the Change in Control, or a substitute award with the equivalent (or greater) economic value and no less favorable vesting conditions is put in place effective upon the Change in Control, the Award (or as applicable, the substitute award) shall continue to be subject to the vesting and payment conditions provided herein, provided that if the Participant’s employment is terminated without Cause following the Change in Control, Performance Units in an amount equal to the Target number of Performance Units granted hereby shall immediately vest and the value of such Performance Units shall be paid in cash within thirty (30) days after the Participant’s Date of Termination provided that if the Participant is a Specified Employee on the Date of Termination, delivery shall not be made until six (6) months and one day after the Participant’s Date of Termination.

(ii)           If the Award is not assumed, or a substitute award is not made pursuant to Section 7(a)(i) above, then upon the Change of Control the value equal to the Target number of Performance Units granted hereby shall immediately become vested and paid in cash to the Participant within thirty (30) days after the Change in Control occurs.

(b)           Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance Units granted pursuant to this Agreement that have not previously been forfeited or converted shall immediately become vested and paid in cash to the Participant in an amount  equal to the value of the Target number of Performance Units within thirty (30) days of such dissolution.

8. Income Taxes:   The Company shall not deliver cash in respect of any Performance Units unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations.  Unless otherwise permitted by the Committee, withholding shall be effected by withholding cash payable in connection with the delivery of Performance Units.  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of cash payable in respect of any vested Performance Units from any amounts payable by it to the Participant (including, without limitation, future cash wages).

9. Non-Transferability of Award:  The Participant represents and warrants that the Performance Units are being acquired by the Participant solely for the Participant’s own account for investment and not with a view to or for sale in connection with any distribution thereof.  The Participant further understands, acknowledges and agrees that the Performance Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws.  Unless permitted by the Committee, the Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant other than by will or the laws of descent and distribution.  Notwithstanding the foregoing, the Participant may designate a beneficiary on a form provided by the Company, with such beneficiary to receive any cash payable hereunder following the Participant’s death.

10. Other Agreements:  Subject to sections 10(a) and 10(b) below, this Agreement constitutes the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

(a) The Participant acknowledges that as a condition to receipt of the grant made hereunder, the Participant shall have delivered to the Company an executed copy of this Agreement and an executed Long-Term Incentive Claw-Back Agreement if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file as determined by the Committee in its sole discretion.  For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company evidenced by the Award, which contains terms, conditions and provisions regarding one or more of (i) competition by the Participant with the Company; (ii) maintenance of confidentiality of the Company’s and/or clients’ information; and (iii) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the Award.

(b) The payment of cash provided by this Agreement is subject to the restrictions in Section 17 below and is made in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting distribution on the earlier of the Vesting Date, a separation from service or a Change in Control as provided under this Agreement.

11. Not a Contract for Employment; No Acquired Rights:  Nothing in this Agreement or any other instrument executed by the Participant shall confer upon the Participant any right to continue in the Company’s employ or service, or any right to future awards, nor limit in any way the Company’s right to terminate the Participant’s employment or other service at any time for any reason.

12. Severability:  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13. Further Assurances:  Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purpose of this Agreement.

14. Binding Effect:  The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15. Electronic Delivery:  By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, and the Performance Units via the Company’s or plan administrator’s web site or other electronic delivery.

16. Governing Law:  The Award and this Agreement shall be interpreted and construed in accordance with the laws of New York and applicable federal law.

17. Validity of Agreement:  This Agreement shall be valid, binding and effective upon the Company on the Grant Date.  However, the Performance Units contained in this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant on or before [Date].

18. Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance Units provided by this Agreement shall not modify the time or form of issuance of the Performance Units set forth in this Agreement.

19. Definitions:  The following terms shall have the following meanings for purposes of this Agreement:

(a) “Cause” means (i) the Participant’s willful failure to perform the Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company’s business conduct policy, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) the Participant’s conduct that causes material harm to the business reputation of the Company or its Affiliates, or (viii) the Participant’s breach of any confidentiality, intellectual property, non-competition or non-solicitation) applicable to the Participant under Section 7 or any other agreement between the Participant and the Company or an Affiliate.

(b) “Change in Control” shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:

(i)           any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)           a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c) “Date of Termination” shall mean in accordance with Treasury Regulation Section 1.409A-1(h)(1) and the definition of “separation from service” in the Celanese Corporation Deferred Compensation Plan, the date on which the Participant’s employment terminates such that the Company anticipates no further services will be performed by the Participant for the Company (or any services are reduced by 80% or more as provided by Treasury Regulation Section 1.409A-1(h)(1)(ii)).

(d) “Effective Date” means December 11, 2008.

(e) “Operating EBITDA” means a measure used by the Company’s management to measure performance, and is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for Other Charges and other adjustments as determined by the Company and as approved by the Committee.

(f) “Specified Employee” has the meaning set forth in the Celanese Americas Supplemental Retirement Pension Plan and the Company shall be considered a “Participating Company” for purposes of such definition.

(g) “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

(h) “Total Disability” has the same meaning as “Disability” in the Celanese Corporation Deferred Compensation Plan.

(i) “Total Shareholder Return” or “TSR” means the change in the price of the Company’s Common Stock, including dividends (as if reinvested), cumulatively over the period December 1, 2008 through September 30, 2011 (the “TSR Performance Period”), as determined in good faith and in the sole discretion of the Committee.  Total Shareholder Return for the Company and the Peer Group shall be calculated using the average of the last reported sales price per share of voting common stock on the New York Stock Exchange Composite Transactions (or such other comparable securities exchange or trading market as the common stock of the Company or the applicable Peer Group company shall then be traded) for the last twenty (20) trading days preceding December 1, 2008, and for the last twenty (20) trading days preceding October 1, 2011.

This Performance Unit Award Agreement dated December 11, 2008 has been delivered to the Participant pursuant to such action approved by the Committee on the Grant Date and can be accepted only by the signature of the Participant and timely delivery thereof to the Company in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, this Award Agreement has been executed and delivered by the parties hereto.

ACCEPTED AND AGREED:                                                                           PARTICIPANT

By:

Name: David N. Weidman

Employee ID: [Personnel Number]

Date:

APPENDIX A

CALCULATION OF THE PERFORMANCE-BASED VESTING

Name of Participant:	David N. Weidman
Grant Date:	December 11, 2008
	Threshold(1)	Target	Maximum
Performance RSUs subject to the Award:	100,000	200,000	450,000

(1) No Performance Units will be earned if Operating EBITDA performance results achieved are below Threshold.

Performance-Based Vesting Calculation

The percentage of Performance Units that may vest on October 14, 2011 is subject to the achievement of specified levels of (i) the Company’s Operating EBITDA during its 2009 and 2010 fiscal years and (ii) the Company’s Total Shareholder Return as compared with peer companies during the TSR Performance Period, where the potential performance-based vesting outcomes are summarized as follows:

Table 1 – Potential Performance-Based Vesting Outcomes:

		Relative TSR
		Below Threshold	Target	Stretch
Operating EBITDA	Below Threshold	0%	0%	0%
	Threshold	25%	50%	75%
	Target	50%	100%	150%
	Stretch	75%	150%	225%

A.  Calculating the Award Adjustment based on the Operating EBITDA Results Achieved

The following table outlines the respective measurement periods, weightings and performance goals/ranges for the Operating EBITDA performance measure.

Table 2 – Operating EBITDA Performance Goals and Payout Range:

Measurement Period	Period Weight	Operating EBITDA Performance Goal / Range			Operating EBITDA Performance Percentage Range (1)
		Threshold	Target	Stretch	Threshold	Target	Stretch
1/1/2009 to 12/31/2009	40%				20%	40%	60%
1/1/2010 to 12/31/2010	40%				20%	40%	60%
1/1/2009 to 12/31/2010	20%				10%	20%	30%
	100%				50%	100%	150%

(1) No Operating EBITDA performance percentage will be earned (0%) if the actual performance results achieved are below threshold for each respective measurement period.

The Participant’s Performance Unit Target Award will be adjusted (up or down) based on the Company’s absolute achievement of the Operating EBITDA performance goals as follows:

1.
The Operating EBITDA performance percentage for each measurement period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Stretch;

2.	For each measurement period, the result of step 1 (a percentage) shall be multiplied by the Target number of Performance Units;

3.	The results of step 2 for each measurement period shall be added together to determine the total number of Operating EBITDA adjusted Units (“Adjusted Units”).

B.	Calculating the Award Adjustment based on the Relative TSR Results Achieved

Relative TSR performance will be calculated after the end of the TSR Performance Period.  The resulting calculation will increase or decrease the number of Adjusted Units by a percentage between 50% and 150%.

Table 3 – TSR Performance Goals and Payout Range:

	TSR Performance Percentile	TSR Payout Level
Threshold	20th or below	50%
Target	50th	100%
Stretch	80th or above	150%

The Participant’s Adjusted Units will be further adjusted based on Relative TSR as follows:

1.	Calculate Total Shareholder Return for each company in the Peer Group (as set forth on Appendix B) for the TSR Performance Period and rank such companies from lowest to highest as measured by TSR.

2.	Determine the Threshold, Target and Stretch Performance Levels for the Peer Group (excluding the Company) using a rank-based methodology as follows:

N = the number of companies that remain in the Peer Group on September 30, 2011

Threshold Performance Level = ..2 (N+1)

Target Performance Level = .5 (N+1)

Stretch Performance Level = ..8 (N+1)

If any Performance Level does not correspond exactly to a company in the Peer Group ranking, then the company that corresponds most closely to the specific performance level (whether higher or lower) shall represent such Performance Level.

3.	Determine the Company’s rank against the Peer Group TSR performance results:

a.	if the Company’s TSR performance achieved is between Threshold and Target:

X% = (100% – 50%) / (the number of companies ranked between Threshold Performance Level and Target Performance Level including the Company)

Add X% to 50% (the Threshold TSR Payout Level) for each position the Company is ranked above the Threshold Performance Level.

b.	if the Company’s TSR performance achieved is between Target and Stretch:

X% = (150% – 100%) / (the number of companies ranked between Target Performance Level and Stretch Performance Level including the Company)

Add X% to 100% (the Target TSR Payout Level) for each position the Company is ranked above Target Performance Level.

4.
Multiply the percentage resulting from step 3 above by the number of Adjusted Units to calculate the number of Performance Units that shall vest (rounded to the nearest whole unit) and become payable as cash.

APPENDIX B

PEER GROUP COMPANIES

The peer group was established by selecting all of the companies comprising the Dow Jones U.S. Chemicals Index (DJUSCH) as of December 1, 2008 (the “Peer Group”).  The companies in the Index on that date, not including Celanese, were:

Table 1 – Peer Group Companies:

	Company	Ticker		Company	Ticker
1.	A. Schulman Inc.	SHLM	19.	International Flavors & Fragrances Inc.	IFF
2.	Air Products & Chemicals Inc.	APD	20.	Lubrizol Corp.	LZ
3.	Airgas Inc.	ARG	21.	Minerals Technologies Inc.	MTX
4.	Albemarle Corp.	ALB	22.	Mosaic Co.	MOS
5.	Ashland Inc.	ASH	23.	Olin Corp.	OLN
6.	Avery Dennison Corp.	AVY	24.	OM Group Inc.	OMG
7.	Cabot Corp.	CBT	25.	PPG Industries Inc.	PPG
8.	CF Industries Holdings Inc.	CF	26.	Praxair Inc.	PX
9.	Chemtura Corp.	CEM	27.	Rockwood Holdings Inc.	ROC
10.	Cytec Industries Inc.	CYT	28.	Rohm & Haas Co.	ROH
11.	Dow Chemical Co.	DOW	29.	RPM International Inc.	RPM
12.	E. I. DuPont de Nemours & Co.	DD	30.	Sensient Technologies Corp.	SXT
13.	Eastman Chemical Co.	EMN	31.	Sigma-Aldrich Corp.	SIAL
14.	Ecolab Inc.	ECL	32.	Terra Industries Inc.	TRA
15.	Ferro Corp.	FOE	33.	Tredegar Corp.	TG
16.	FMC Corp.	FMC	34.	Valspar Corp.	VAL
17.	H. B. Fuller Co.	FUL	35.	W. R. Grace & Co.	GRA
18.	Huntsman Corp.	HUN	36.	Zep Inc.	ZEP

If one or more members of the Peer Group cease to be a publicly traded entity during the TSR Performance Period, then that company will be removed from the Peer Group.  No additional companies will be added to the Peer Group (closed group) for purposes of this Award.

B-1